EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1	Registration Statements (Form S-1 Nos. 333-212892 and 161806388) pertaining to Bone Biologics Corporation. Registration statement,

2	Registration Statements (Form S-8 Nos. 333-212890 and 161806321) pertaining to Bone Biologics Corporation. Equity Incentive Plan;

3	Registration Statements (Form S-1 Nos. 333-200156 and 15927318) pertaining to Bone Biologics Corporation. Registration statement,

of our reports dated March 30, 2017, with respect to the consolidated financial statements and schedule of Bone Biologics Corporation included in this Annual Report (Form 10-K) of Bone Biologics Corporation for the year ended December 31, 2016.

/s/ Anton & Chia, LLP

Newport Beach

March 30, 2016